Exhibit 99.1

Unifi Announces Second Quarter Fiscal 2020 Results

Results reflect continued improvement in operating income and cash flows;

trade determinations finalized in December 2019, expected to be beneficial and effective moving forward;

updates full-year fiscal 2020 outlook.

GREENSBORO, N.C., January 29, 2020 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the second quarter of fiscal 2020 ended December 29, 2019.

Second Quarter Fiscal 2020 Overview

•	Net sales of $169.5 million increased 1.1% from the second quarter of fiscal 2019 net sales of $167.7 million.
•	Revenues from premium value-added products represented 57% of consolidated net sales.
•	Selling, general and administrative expenses (“SG&A”) decreased $2.3 million compared to the second quarter of fiscal 2019, demonstrating results from previously communicated cost reduction efforts.
•	Operating income was $2.6 million, compared to an operating loss of $0.8 million in the second quarter of fiscal 2019.
•

Net income of $0.4 million and diluted earnings per share (“EPS”) of $0.02 were negatively impacted by $1.6 million of lower pre-tax earnings from Parkdale America, LLC (“PAL”); comparable amounts from the second quarter of fiscal 2019 were net income of $1.2 million and EPS of $0.06.

•	Operating cash flows for the six months ended December 29, 2019 improved to $28.6 million, continuing the positive momentum from the first quarter of fiscal 2020.

“We ended the second quarter with important news from the U.S. International Trade Commission, as antidumping and countervailing duty rates were recently finalized and published, setting the stage for a more balanced U.S. market for polyester textured yarn,” said Tom Caudle, President & Chief Operating Officer of Unifi. “We achieved significant improvement in operating results over the prior year period. Results were impacted by softer-than-expected U.S. demand in certain categories, along with global market pricing pressures. We are pleased with our ability to generate operating cash flows with a leaner cost structure. We now look forward to growing market share, driving innovation across our product portfolio, and leveraging our unmatched supply chain for further global growth.”

Second Quarter Fiscal 2020 Compared to Second Quarter Fiscal 2019

Net sales in the second quarter of fiscal 2020 were $169.5 million, compared to $167.7 million, driven by an 18% increase in sales volumes led by REPREVE®-branded products primarily in Asia, but partially offset by Nylon declines. The sales volume increase in Asia was largely offset by a decline in average selling prices and by Nylon volume declines resulting from customer plant closure announcements and soft demand across all Nylon end markets.

Gross profit increased to $15.7 million, from $14.2 million, primarily attributable to a more favorable raw material cost environment in the U.S. This increase was partially offset by competitive pricing pressures, especially in Brazil, and lower Nylon sales volumes.

Operating income (loss) for the second quarter of fiscal 2020 was $2.6 million, compared to ($0.8) million for the second quarter of fiscal 2019, and benefited from an expected decrease in SG&A, but was negatively impacted by $0.8 million from an unfavorable foreign currency environment and $0.4 million of shutdown costs for the Company’s subsidiary in Sri Lanka.

Net income was $0.4 million, compared to $1.2 million, and EPS was $0.02, compared to $0.06. Pre-tax PAL results were $1.6 million lower in the second quarter of fiscal 2020 and, for the second quarter of fiscal 2019, net income benefited by $2.0 million from tax credits related to prior fiscal years.

Adjusted EBITDA was $8.9 million, compared to $4.9 million.  Adjusted EBITDA is a non-GAAP financial measure. The schedules included in this press release reconcile Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

Net Debt was $92.1 million at December 29, 2019, compared to $105.8 million at June 30, 2019, and benefited from $10.4 million in distributions received from PAL during the first quarter of fiscal 2020, which were used to reduce leverage.  Net Debt is a non-GAAP financial measure.  The schedules included in this press release reconcile Net Debt.  Cash and cash equivalents increased to $37.2 million at December 29, 2019, from $22.2 million at June 30, 2019, benefiting from international cash generation.

First Six Months of Fiscal 2020 Overview

The first six months of fiscal 2020 consisted of 26 weeks of domestic operations, compared to 27 weeks of domestic operations in the first six months of fiscal 2019. Net sales were $349.5 million for the first six months of fiscal 2020, compared to $349.3 million. Sales volumes grew 17%, led by Asia. Gross margin was 9.5% for the first

Unifi Announces Second Quarter Fiscal 2020 Results	2

six months of fiscal 2020, compared to 9.8% for the first six months of fiscal 2019. Operating income was $8.9 million for the first six months of fiscal 2020, compared to $4.9 million for the first six months of fiscal 2019. Net income was $4.1 million for the first six months of fiscal 2020, compared to $3.0 million for the first six months of fiscal 2019.

Fiscal 2020 Outlook

For fiscal 2020, the Company has revised its guidance to reflect a softer-than-expected recovery. The Company now expects:

•	Sales volumes to grow between 10% and 13% from fiscal 2019 levels;
•	Net sales between $700.0 million and $715.0 million;
•	Operating income between $20.0 million and $23.0 million;
•	Adjusted EBITDA between $44.0 million and $47.0 million;
•	Capital expenditures of approximately $23.0 million; and
•	An effective tax rate not to exceed 23%.

Mr. Caudle concluded, “Our international operations have faced some significant pricing pressures in fiscal 2020, and global competition remains aggressive. While we are confident in our ability to generate significant improvement over fiscal 2019, including sequential gross profit improvement, recapture market share in the U.S., and drive strong cash flows, our full-year fiscal 2020 guidance has been updated to reflect global competitive pricing pressures and lower revenue expectations for Nylon. Nevertheless, our outlook continues to project substantial improvement from fiscal 2019 for operating income, net income, and Adjusted EBITDA.”

Second Quarter Fiscal 2020 Earnings Conference Call

The Company will provide additional commentary regarding its second quarter fiscal 2020 results and other developments during its earnings conference call on January 29, 2020, at 8:30 a.m., Eastern Time. The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on the Company’s website.

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About Unifi

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 18

Unifi Announces Second Quarter Fiscal 2020 Results	3

billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial protection, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net sales	$169,511	$167,711	$349,460	$349,322
Cost of sales	153,846	153,555	316,352	315,147
Gross profit	15,665	14,156	33,108	34,175
Selling, general and administrative expenses	12,508	14,822	23,488	29,233
(Benefit) provision for bad debts	(258)	32	(249)	163
Other operating expense (income), net	854	99	962	(141)
Operating income (loss)	2,561	(797)	8,907	4,920
Interest income	(212)	(152)	(422)	(299)
Interest expense	1,101	1,355	2,358	2,822
Loss on extinguishment of debt	—	131	—	131
Equity in loss (earnings) of unconsolidated affiliates	756	(1,014)	1,622	(1,253)
Income (loss) before income taxes	916	(1,117)	5,349	3,519
Provision (benefit) for income taxes	507	(2,288)	1,228	536
Net income	$409	$1,171	$4,121	$2,983

Net income per common share:
Basic	$0.02	$0.06	$0.22	$0.16
Diluted	$0.02	$0.06	$0.22	$0.16

Weighted average common shares outstanding:
Basic	18,499	18,382	18,490	18,374
Diluted	18,772	18,705	18,745	18,701
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CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 29, 2019	June 30, 2019
ASSETS
Cash and cash equivalents	$37,210	$22,228
Receivables, net	78,132	88,884
Inventories	133,893	133,781
Income taxes receivable	4,595	4,373
Other current assets	18,311	16,356
Total current assets	272,141	265,622
Property, plant and equipment, net	209,250	206,787
Operating lease assets	6,606	—
Deferred income taxes	2,529	2,581
Investments in unconsolidated affiliates	102,261	114,320
Other non-current assets	2,420	2,841
Total assets	$595,207	$592,151

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$36,055	$41,796
Accrued expenses	15,801	16,849
Income taxes payable	571	569
Current operating lease liabilities	1,734	—
Current portion of long-term debt	14,760	15,519
Total current liabilities	68,921	74,733
Long-term debt	113,738	111,541
Non-current operating lease liabilities	4,980	—
Other long-term liabilities	6,122	6,185
Deferred income taxes	5,967	6,847
Total liabilities	199,728	199,306

Commitments and contingencies

Common stock	1,851	1,846
Capital in excess of par value	61,187	59,560
Retained earnings	378,789	374,668
Accumulated other comprehensive loss	(46,348)	(43,229)
Total shareholders’ equity	395,479	392,845
Total liabilities and shareholders’ equity	$595,207	$592,151

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	December 29, 2019	December 30, 2018
Cash and cash equivalents at beginning of period	$22,228	$44,890
Operating activities:
Net income	4,121	2,983
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in loss (earnings) of unconsolidated affiliates	1,622	(1,253)
Distributions received from unconsolidated affiliates	10,437	630
Depreciation and amortization expense	11,610	11,652
Non-cash compensation expense	1,837	3,039
Deferred income taxes	(878)	(332)
Other, net	(64)	(269)
Inventories	(1,330)	(17,139)
Other changes in assets and liabilities	1,280	(3,286)
Net cash provided by (used in) operating activities	28,635	(3,975)

Investing activities:
Capital expenditures	(8,335)	(12,342)
Other, net	60	(20)
Net cash used in investing activities	(8,275)	(12,362)

Financing activities:
Proceeds from long-term debt	41,100	73,500
Payments on long-term debt	(46,085)	(73,683)
Payments of debt financing fees	—	(665)
Other, net	(70)	(446)
Net cash used in financing activities	(5,055)	(1,294)

Effect of exchange rate changes on cash and cash equivalents	(323)	(606)
Net increase (decrease) in cash and cash equivalents	14,982	(18,237)
Cash and cash equivalents at end of period	$37,210	$26,653

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BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended		For the Six Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Polyester	$82,750	$85,789	$171,445	$185,920
Nylon	17,084	22,647	37,286	50,596
Brazil	20,862	24,234	45,034	51,147
Asia	47,918	34,003	93,875	59,443
All Other	897	1,038	1,820	2,216
Consolidated	$169,511	$167,711	$349,460	$349,322

Gross profit details for each reportable segment of the Company are as follows:

	For the Three Months Ended		For the Six Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Polyester	$6,660	$3,312	$14,455	$11,113
Nylon	46	2,032	1,224	4,176
Brazil	3,430	4,409	7,589	10,827
Asia	5,517	4,324	9,799	7,856
All Other	12	79	41	203
Consolidated	$15,665	$14,156	$33,108	$34,175

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RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended		For the Six Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net income	$409	$1,171	$4,121	$2,983
Interest expense, net	889	1,203	1,936	2,523
Provision (benefit) for income taxes	507	(2,288)	1,228	536
Depreciation and amortization expense (1)	5,863	5,532	11,485	11,480
EBITDA	7,668	5,618	18,770	17,522

Equity in loss (earnings) of PAL	837	(762)	2,012	(745)
EBITDA excluding PAL	8,505	4,856	20,782	16,777

Facility shutdown costs (2)	383	—	383	—
Adjusted EBITDA	$8,888	$4,856	$21,165	$16,777

(1)

Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the condensed consolidated statements of cash flows, amortization of debt issuance costs is reflected in depreciation and amortization expense.

(2)	In the second quarter of fiscal 2020, UNIFI commenced a shutdown plan for its operations in Sri Lanka. The adjustment primarily reflects accrued severance and exit costs.

Net Debt

Reconciliations of Net Debt are as follows:

	December 29, 2019	June 30, 2019
Long-term debt	$113,738	$111,541
Current portion of long-term debt	14,760	15,519
Unamortized debt issuance costs	834	958
Debt principal	129,332	128,018
Less: cash and cash equivalents	37,210	22,228
Net Debt	$92,122	$105,790

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Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Net Debt (together, the “non-GAAP financial measures”).

•	EBITDA represents Net income before net interest expense, income tax expense, and depreciation and amortization expense.
•

Adjusted EBITDA represents EBITDA adjusted to exclude equity in loss (earnings) of PAL and, from time to time, certain other adjustments necessary to understand and compare the underlying results of Unifi.

•	Net Debt represents debt principal less cash and cash equivalents.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect Unifi’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations. Equity in loss (earnings) of PAL is excluded from Adjusted EBITDA because such results do not reflect our operating performance.

Management uses Net Debt as a liquidity and leverage metric to determine how much debt would remain if all cash and cash equivalents were used to pay down debt principal.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

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Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain “forward-looking statements” within the meaning of federal securities laws about the financial condition and results of operations of Unifi that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where Unifi competes, including economic and political factors over which Unifi has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of Unifi’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the success of Unifi’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of environmental, health and safety regulations; the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations; the operating performance of joint ventures and other equity method investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on Unifi.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in Unifi’s most recent Annual Report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by Unifi with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

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